EXHIBIT 21.1
SUBSIDIARIES OF QLOGIC CORPORATION
QLogic Enclosure
Management Products, Inc.
QLogic International Ltd.
QLogic Luxembourg S.a.r.l.
QLogic Roseville, Inc.
QLogic Switch Products
Group, Inc.
QLogic System Interconnect Group, Inc.
QLGC Limited
QLogic (UK) Limited